Exhibit 99.1

Contacts:	Marty Kittrell
Chief Financial Officer
708-873-3600

Scott Malchow
Manager, Investor Relations
708-873-8515

Andrew Corporation and TruePosition Reach Litigation Settlement

ORLAND PARK, IL, February 2, 2004 – Andrew Corporation (NASDAQ: ANDW), a global communications systems equipment supplier, has reached a definitive agreement with TruePosition, Inc., to settle pending patent infringement litigation filed against Allen Telecom, Inc., on December 11, 2001, prior to the acquisition by Andrew in July 2003.

The definitive agreement, which settles all patent infringement litigation between the parties, provides for Andrew to pay TruePosition $35 million in cash payments and issue warrants to purchase one million shares of common stock that have a four-year term and a $17.70 exercise price per share.  The parties also agreed to cross-license geolocation-related patents and to provide Andrew with the opportunity to manufacture certain geolocation hardware for TruePosition through October 2006.  The terms of this settlement will be accounted for as an increase to the liabilities assumed in the acquisition of Allen Telecom and should not have a material affect on future operating results.

“We are pleased to have reached a definitive agreement on this matter and now look forward to a closer working relationship with TruePosition,” said Ralph Faison, president and CEO of Andrew Corporation.

About Andrew

Andrew Corporation (NASDAQ:ANDW - News) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 60 countries.  Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.